Filed Pursuant to Rule 424(b)(3)
SEC File #333-237643

1st FRANKLIN FINANCIAL CORPORATION

SENIOR DEMAND NOTES

PERIODS OF FEBRUARY 17, 2022 THRU FEBRUARY 23, 2022
AND
FEBRUARY 24, 2022 THRU MARCH 2, 2022

Period of February 17, 2022 Thru February 23, 2022

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

Period of February 24, 2022 Thru March 2, 2022

Daily Balance	$1 to $2,499	$2,500 to $9,999	$10,000 to $49,999	$50,000 to $99,999	$100,000 & over
Effective Yield (a)	1.51%	1.51%	1.77%	2.02%	2.02%
Interest Rate	1.50%	1.50%	1.75%	2.00%	2.00%

(a)	Compounded daily based on 365/366 day year.

This is not an offer to sell, or the solicitation of an offer to purchase these securities in any jurisdiction where such offer or solicitation is unlawful.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SIPC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Senior Demand Notes.

Prospectus Supplement Dated February 17, 2022